Exhibit 99.1

News Release
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
AIR PRODUCTS REPORTS RECORD FOURTH QUARTER SALES UP 18%, EPS UP 22% EXCLUDING PREVIOUSLY ANNOUNCED CHARGES
Access the Q4 earnings teleconference scheduled for 10:00 a.m. Eastern Time on October 25 by calling (913) 981-4912 and entering passcode 9144564, or listen on the Web at: www.airproducts.com/Invest/financialnews/EarningsReleases.htm.
LEHIGH VALLEY, Pa. (October 25, 2006) — Air Products (NYSE:APD) today reported net income of $128 million or diluted earnings per share (EPS) of $0.57 for its fiscal fourth quarter ended September 30, 2006. This includes $0.13 of discontinued operations related to the sale of the company’s amines business and $0.21 for corporate reorganization and streamlining initiatives, as previously announced. Also included is a $0.03 per share charge for the cumulative effect of an accounting change for asset retirement obligations. On a continuing operations basis excluding the impact of these items, net income was $210 million and EPS was $0.94, up 19 and 22 percent, respectively, compared with prior year results.*
The discussion of fourth quarter and full year results in this release is based on non-GAAP comparisons. It excludes the impacts of the above items and includes the proforma impact of stock option expensing on fiscal 2005 results. A reconciliation can be found at the end of this release.*
Fourth quarter revenues of $2,359 million were up 18 percent from the prior year on strong volume performance in the company’s Merchant Gases, Tonnage Gases, Electronics and Performance Materials, and Equipment and Energy segments. Record operating income of $305 million was up 25 percent versus prior year.
For fiscal 2006, sales of $8,850 million were up 14 percent and net income of $795 million was up 17 percent over the prior year due to higher volumes broadly across the Merchant Gases, Tonnage Gases, Electronics and Performance Materials, and Equipment and Energy segments. Diluted EPS of $3.50 was up 19 percent.
John Jones, chairman and chief executive officer, said, “We had a strong fourth quarter, and closed out another excellent year in 2006. For the third consecutive year, we achieved double-digit sales and earnings growth and a meaningful improvement in return on capital, which this year was up 130 basis points. In addition to our solid operating performance, we overcame the challenges presented by last year’s hurricanes, sold our amines business, reorganized for growth and improved returns, and completed the first $500 million of our $1.5 billion share repurchase program.”
Individual Business Segment Performance
As announced on October 2, 2006, Air Products now manages its operations, assesses performance and reports results by six global business segments. For the fiscal 2006 fourth quarter:

•	Merchant Gases sales of $722 million were up 17 percent and operating income of $128 million increased 41 percent over the prior year on broad-based volume growth, improved pricing and hurricane insurance recoveries.

•	Tonnage Gases sales of $614 million were up 34 percent and operating income of $104 million increased 71 percent over the prior year, driven by volume growth from new refinery hydrogen investments, improved plant loading and hurricane insurance recoveries.

•	Electronics and Performance Materials sales of $522 million were up 20 percent and operating income of $61 million was up 57 percent over the prior year, on strong volumes, partially offset by lower pricing, and the added benefit of the Tomah acquisition.

•	Equipment and Energy sales of $130 million were up 30 percent and operating income of $20 million increased 21 percent over the prior year, as liquefied natural gas heat exchanger and large air separation plant orders continued to drive growth.

•	Healthcare sales of $150 million were up 11 percent over the prior year, driven by recent contract wins in Europe. However, there was an operating loss of $17 million in the quarter, mainly due to a charge for a U.S. inventory adjustment, as well as higher costs.

•	Chemicals sales of $222 million were down 11 percent and operating income of $15 million declined 55 percent, primarily due to customer shutdowns and a divestiture in the polyurethane intermediates business. The current Chemicals segment consists of the company’s polymer emulsions business, which is currently being marketed to potential buyers, and the polyurethane intermediates business, which is being restructured.
Outlook
Looking forward, Jones said, “We enter fiscal 2007 well positioned to drive continued strong top-line and earnings growth and focused on achieving our 12.5 percent return on capital goal. We expect to see strong volume growth from the full-year impact of the new hydrogen plants we brought onstream in fiscal 2006, continued growth from new merchant and tonnage plants in Asia, and continuing strength in our Electronics and Performance Materials end markets. While we have challenges in Healthcare, we are confident that we are taking the right actions to meaningfully improve the business this year.
“Building off of the momentum we achieved in 2006, our people are generating real productivity across our businesses, using continuous improvement tools and SAP. All of the actions we are taking will make us a more focused, less cyclical, higher growth and higher return company.”
The company currently anticipates fiscal year 2007 EPS in the range of $3.84 to $4.00 per share. On a continuing operations basis, this represents year-over-year earnings growth of 10 to 14 percent. For the first quarter of fiscal 2007 ending December 31, 2006, EPS is expected to be between $0.90 and $0.95.

Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The company has annual revenues of $9 billion, operations in over 30 countries, and over 20,000 employees around the globe. For more information, visit www.airproducts.com.
NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release regarding important risk factors. Actual performance and financial results may differ materially from those expressed in the forward-looking statements because of many factors, including those specifically referenced as future events or outcomes that the company anticipates as well as, among other things, overall economic and business conditions different than those currently anticipated and demand for Air Products’ goods and services during that time; competitive factors in the industries in which it competes; interruption in ordinary sources of supply; the ability to recover unanticipated increased energy and raw material costs from customers; uninsured litigation judgments or settlements; changes in government regulations; consequences of acts of war or terrorism impacting the United States’ and other markets; charges related to currently undetermined portfolio management and cost reduction actions; the success of implementing cost reduction programs; the timing, impact, ability to complete and other uncertainties of future acquisitions or divestitures or unanticipated contract terminations; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of tax and other legislation and regulations in jurisdictions in which Air Products and its affiliates operate; the recovery of insurance proceeds; the impact of new financial accounting standards; and the timing and rate at which tax credits can be utilized. The company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release to reflect any change in the company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

*Reconciliation:
The presentation of these non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which the company’s management uses internally to evaluate the company’s baseline performance.
Results for 2006 include a charge for a global cost reduction plan, a loss from discontinued operations associated with the amines business which was sold in September 2006, and the cumulative effect of an accounting charge for asset retirement obligations. Refer to the Notes to the consolidated financial statements for additional information. Presented below is a reconciliation to non-GAAP measures found in this release.

	Q4	Q4	Q4	YTD	YTD	YTD
	Operating	Net	Diluted	Operating	Net	Diluted
(Millions of dollars)	Income	Income	EPS	Income	Income	EPS

FY06 GAAP	$232.9	$128.4	$.57	$1,060.9	$723.4	$3.18
FY05 GAAP	$258.0	$179.0	$.79	$995.5	$711.7	$3.08

% Change GAAP	(10%)	(28%)	(28%)	7%	2%	3%

FY06 Global Cost Reduction Plan	$72.1	$46.8	$.21	$72.1	$46.8	$.21
FY06 Loss From Discontinued Operations	—	28.9	$.13	—	$18.7	$.08
Cumulative Effect of Accounting Change	—	6.2	$.03	—	$6.2	$.03

FY06 Non-GAAP Measure	$305.0	$210.3	$.94	$1,133.0	$795.1	$3.50

FY05 Loss (Income) From Discontinued Operations	—	$5.6	$.02	—	$(4.2)	$(.02)
FY05 Pro forma Stock Option Expense	$(14.9)	$(8.6)	$(.04)	$(47.9)	$(29.2)	$(.13)

FY05 Non-GAAP Measure	$243.1	$176.0	$.77	$947.6	$678.3	$2.93

% Change Non-GAAP	25%	19%	22%	20%	17%	19%

FY07 Forecast						$3.84-4.00
FY06 GAAP						$3.18

% Change GAAP						21%-26%

FY07 Forecast						$3.84-4.00
FY06 Non-GAAP Measure						$3.50

% Change Non-GAAP						10%-14%

     Effective 1 October 2005, the company adopted SFAS No. 123R, which requires companies to expense the grant-date fair value of employee stock options. Prior year results have not been restated. Presented below is operating income of the business segments for 2005 adjusted to include the pro forma impact of expensing employee stock options based on previous footnote disclosures required by SFAS No. 123.

				FY05 Q4		%
				Pro forma	FY05 Q4	Change
	FY06	FY05		Stock	Non-	Non-
	Q4	Q4%		Option	GAAP	GAAP
(Millions of dollars, except for share data)	GAAP	GAAP	Change	Expense	Measure	Measure

Operating Income
Merchant Gases	$128.3	$95.9	34%	$5.0	$90.9	41%
Tonnage Gases	104.0	62.7	66%	2.0	60.7	71%
Electronics and Performance Materials	61.1	43.3	41%	4.4	38.9	57%
Equipment and Energy	19.6	17.3	13%	1.1	16.2	21%
Healthcare	(16.5)	16.8		.5	16.3
Chemicals	14.8	34.6	(57%)	1.5	33.1	(55%)

Segment Totals	311.3	270.6	15%	14.5	256.1	22%
Other	(6.3)	(12.6)		.4	(13.0)
Global Cost Reduction Plan	(72.1)	—		—	—

Consolidated Totals	$232.9	$258.0		$14.9	$243.1

ORONA is calculated as Operating Income divided by five-quarter average of Identifiable Assets (i.e., total assets less investments in equity affiliates). Presented below is a reconciliation of GAAP to Non-GAAP ORONA calculations

FY06 ORONA
	Sept	Dec	March	June	Sept
Quarter Ended	2005	2005	2006	2006	2006

Identifiable Assets from Continuing Operations	$9,510.9	$9,714.3	$10,083.3	$10,344.6	$10,440.1
5 QTR Average Identifiable Assets					$10,018.6

Operating Income GAAP					$1,060.9

FY06 ORONA GAAP					10.6%

Operating Income GAAP					$1,060.9
FY06 Global Cost Reduction Plan					72.1

Operating Income Non-GAAP					$1,133.0

FY06 ORONA Non-GAAP					11.3%

FY05 ORONA
	Sept	Dec	March	June	Sept
Quarter Ended	2004	2004	2005	2005	2005

Identifiable Assets from Continuing Operations	$9,134.1	$9,724.3	$9,783.4	$9,403.4	$9,510.9
5 QTR Average Identifiable Assets					$9,511.2

Operating Income GAAP					$995.5

FY05 ORONA GAAP					10.5%

Operating Income GAAP					$995.5
FY05 Pro forma Stock Option Expense					(47.9)

Operating Income Non-GAAP					$947.6

FY05 ORONA Non-GAAP					10.0%

Comparison

FY06 vs FY05 Basis Point Change
GAAP					+10
Non-GAAP Measures					+130

Please review the attached financial tables:

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars, except for share data)	2006	2005	2006	2005

SALES	$2,359.4	$1,993.7	$8,850.4	$7,768.3
COSTS AND EXPENSES
Cost of sales	1,755.4	1,452.3	6,558.3	5,654.5
Selling and administrative	278.0	253.7	1,080.7	1,013.6
Research and development	37.2	33.1	151.4	132.3
Gain on sale of a chemical facility	—	—	(70.4)	—
Impairment of loans receivable	—	—	65.8	—
Other (income) expense, net	(16.2)	(3.4)	(68.4)	(27.6)
Global cost reduction plan	72.1	—	72.1	—

OPERATING INCOME	232.9	258.0	1,060.9	995.5
Equity affiliates’ income	29.7	28.4	107.7	105.4
Interest expense	38.3	26.6	119.3	110.0

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND MINORITY INTEREST	224.3	259.8	1,049.3	990.9
Income tax provision	53.7	69.6	271.2	260.7
Minority interest	7.1	5.6	29.8	22.7

INCOME FROM CONTINUING OPERATIONS	163.5	184.6	748.3	707.5
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(28.9)	(5.6)	(18.7)	4.2

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	134.6	179.0	729.6	711.7
Cumulative effect of accounting change, net of tax	(6.2)	—	(6.2)	—

NET INCOME	$128.4	$179.0	$723.4	$711.7

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$.75	$.83	$3.38	$3.13
Income (loss) from discontinued operations	(.13)	(.02)	(.09)	.02
Cumulative effect of accounting change	(.03)	—	(.03)	—

Net Income	$.59	$.81	$3.26	$3.15

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$.73	$.81	$3.29	$3.06
Income (loss) from discontinued operations	(.13)	(.02)	(.08)	.02
Cumulative effect of accounting change	(.03)	—	(.03)	—

Net Income	$.57	$.79	$3.18	$3.08

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING (in millions)	219.0	221.8	221.7	225.7

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING ASSUMING DILUTION (in millions)	225.0	227.0	227.5	231.4

DIVIDENDS DECLARED PER COMMON SHARE — Cash	$.34	$.32	$1.34	$1.25

Other Data from Continuing Operations:
Capital Expenditures	$222.7	$274.6	$1,412.6	$1,041.3
Depreciation and Amortization	$200.3	$181.4	$763.0	$711.4

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 September	30 September
(Millions of dollars)	2006	2005

ASSETS

CURRENT ASSETS
Cash and cash items	$35.2	$55.8
Trade receivables, less allowances for doubtful accounts	1,564.7	1,453.2
Inventories and contracts in progress	701.1	535.9
Other receivables and current assets	299.4	269.1
Current assets of discontinued operations	—	100.7

TOTAL CURRENT ASSETS	2,600.4	2,414.7

INVESTMENTS IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES	728.3	663.7
PLANT AND EQUIPMENT, at cost	13,590.3	12,545.7
Less accumulated depreciation	7,428.3	6,768.0

PLANT AND EQUIPMENT, net	6,162.0	5,777.7

GOODWILL	989.1	881.4
INTANGIBLE ASSETS, net	113.0	95.6
OTHER NONCURRENT ASSETS	575.7	442.2
NONCURRENT ASSETS OF DISCONTINUED OPERATIONS	—	133.5

TOTAL ASSETS	$11,168.5	$10,408.8

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payables and accrued liabilities	$1,643.5	$1,352.6
Accrued income taxes	187.9	118.2
Short-term borrowings and current portion of long-term debt	569.6	447.0
Current liabilities of discontinued operations	—	25.4

TOTAL CURRENT LIABILITIES	2,401.0	1,943.2

LONG-TERM DEBT	2,280.2	2,046.7
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES	653.7	821.6
DEFERRED INCOME TAXES	731.6	834.5
NONCURRENT LIABILITIES OF DISCONTINUED OPERATIONS	—	6.2

TOTAL LIABILITIES	6,066.5	5,652.2

MINORITY INTEREST IN SUBSIDIARY COMPANIES	178.0	181.1

SHARE-BASED COMPENSATION	—	30.0

TOTAL SHAREHOLDERS’ EQUITY	4,924.0	4,545.5

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,168.5	$10,408.8

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	30 September
(Millions of dollars)	2006	2005

OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net Income	$723.4	$711.7
(Income) loss from discontinued operations, net of tax	18.7	(4.2)
Cumulative effect of accounting change, net of tax	6.2	—

Income from Continuing Operations	748.3	707.5
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	763.0	711.4
Deferred income taxes	(70.7)	42.8
Undistributed earnings of unconsolidated affiliates	(39.1)	(39.7)
Gain on sale of assets and investments	(9.2)	(8.3)
Gain on sale of a chemical facility	(70.4)	—
Impairment of loans receivable	65.8	—
Share-based compensation	69.5	12.9
Other	(58.3)	42.7

Subtotal	1,398.9	1,469.3
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(93.8)	(75.2)
Inventories and contracts in progress	(103.9)	(10.5)
Payables and accrued liabilities	109.3	(70.9)
Other	11.8	23.3

CASH PROVIDED BY OPERATING ACTIVITIES	1,322.3	1,336.0

INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to plant and equipment (a)	(1,261.3)	(928.0)
Acquisitions, less cash acquired (b)	(127.0)	(97.2)
Investment in and advances to unconsolidated affiliates	(22.5)	(10.5)
Proceeds from sale of assets and investments	214.7	59.7
Proceeds from insurance settlements	52.3	—
Other	(5.2)	4.0

CASH USED FOR INVESTING ACTIVITIES	(1,149.0)	(972.0)

FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Long-term debt proceeds	292.5	510.7
Payments on long-term debt	(158.6)	(634.0)
Net increase in commercial paper and short-term borrowings	104.8	269.3
Dividends paid to shareholders	(293.6)	(276.2)
Purchase of Treasury Stock	(482.3)	(500.0)
Proceeds from stock option exercises	102.9	137.5
Other	17.9	—

CASH USED FOR FINANCING ACTIVITIES	(416.4)	(492.7)

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Unaudited)

	Twelve Months Ended
	30 September
(Millions of dollars)	2006	2005

DISCONTINUED OPERATIONS
Operating activities	23.9	39.8
Investing activities	202.3	(1.5)
Financing activities	(6.2)	—

CASH PROVIDED BY DISCONTINUED OPERATIONS	220.0	38.3

Effect of Exchange Rate Changes on Cash	2.5	(0.1)

Increase (Decrease) in Cash and Cash Items	(20.6)	(90.5)
Cash and Cash Items — Beginning of Year	55.8	146.3

Cash and Cash Items — End of Period	$35.2	$55.8

(a)	Includes $297.2 for the repurchase of cryogenic vessel equipment in 2006. Excludes capital lease additions of $1.8 and $5.0 in 2006 and 2005, respectively.

(b)	Excludes $.6 of capital lease obligations assumed in acquisitions in 2005.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. DISCONTINUED OPERATIONS
In March 2006, the company announced it was exploring the sale of its Amines and Polymers businesses as part of the company’s ongoing portfolio management activities. On 23 August 2006, the company signed a definitive agreement to sell its Amines business to Taminco N.V. (Taminco). The sale closed on 29 September 2006. The sales price was $211.2 in cash, with certain liabilities assumed by the purchaser. The company recorded a loss of $40.0 ($23.7 after-tax, or $.11 per share) in connection with the sale of the Amines business and the recording of certain environmental and contractual obligations that the company retained related to the Pace facility. The Amines business produced methylamines and higher amines products used globally in household, industrial and agricultural products. The sale of the Amines business included the employees and certain assets and liabilities of the production facilities located in Pace, Fla.; St. Gabriel, La.; and Camacari, Brazil. The Amines business is being accounted for as discontinued operations and the consolidated financial statements for all prior periods have been adjusted to reflect this presentation. In addition, fourth quarter results also included a charge of $8.3 ($5.2 after tax or $.02 per share) for costs associated with a contract termination.
2. GLOBAL COST REDUCTION PLAN
The results from continuing operations for the three and twelve months ended 30 September 2006 included a charge of $72.1 ($46.8 after-tax, or $.21 per share) for a global cost reduction plan (2006 Plan). This charge included $60.6 for severance and pension related costs for approximately 325 position eliminations and $11.5 for asset disposals and facility closures. Details of this charge are shown below.
Several cost reduction initiatives in Europe will result in the elimination of about two-thirds of the 325 positions at a cost of $37.6. The company will reorganize and streamline certain organizations/activities in Europe which will focus on improving effectiveness and efficiency. Additionally, in anticipation of the sale of a small business a charge of $1.4 was recognized in the fourth quarter to write down the assets to net realizable value.
The company completed a strategy review of its Electronics business in 2006. The company has decided to rationalize some products and assets reflecting a simpler portfolio. A charge of $10.1 was recognized principally for an asset disposal and the write-down of certain investments/assets to net realizable value. Additionally, a charge of $3.8 was recognized for severance and pension related costs.
In addition to the Europe and Electronics initiatives, the company continues to implement cost reduction and productivity related efforts to simplify its management structure and business practices. A charge of $19.2 for severance and related pension costs was recognized for these efforts.
3. ASSET RETIREMENT OBLIGATIONS
The company adopted Financial Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN No. 47) effective 30 September 2006 and recorded an after-tax charge of $6.2 as the cumulative effect of an accounting change. On 30 September 2006, the company recognized the transition amounts for existing asset retirement obligation liabilities, associated capitalizable costs and accumulated depreciation.

4. INVENTORY ADJUSTMENT
The company recorded a charge of $17.3 in the fourth quarter of 2006 to adjust its North American Healthcare inventories to actual based on physical inventory counts.
5. GAIN ON SALE OF A CHEMICAL FACILITY
On 31 March 2006 as part of its announced restructuring of its Polyurethane Intermediates business, the company sold its DNT production facility in Geismar, La., to BASF Corporation for $155.0. Expense was recognized for the write-off of the remaining net book value of assets sold, resulting in the recognition of a gain of $70.4 ($42.9 after-tax, or $.19 per share) on the transaction. The Air Products industrial gas facilities at this same location were not included in this transaction and will continue to produce and supply hydrogen, carbon monoxide and syngas for BASF and other customers.
6. IMPAIRMENT OF LOANS RECEIVABLE
In the second quarter of 2006, the company recognized a loss of $65.8 ($42.4 after-tax, or $.19 per share) for the impairment of loans receivable from a long-term supplier of sulfuric acid, used in the production of DNT for the company’s Polyurethane Intermediates business. To facilitate the supplier’s ability to emerge from bankruptcy in June 2003 and continue to supply product to the company, the company and other third parties agreed to participate in the supplier’s financing. Subsequent to the initial financing, the company and the supplier’s other principal lender executed standstill agreements which temporarily amended the terms of the loan agreements, primarily to allow the deferral of principal and interest payments. Based on events occurring within the second quarter of 2006, management concluded that the company would not be able to collect any amounts due. These events included the company’s announcement of its plan to restructure its Polyurethane Intermediates business and notification to the supplier of the company’s intent not to enter into further standstill agreements.
7. ACQUISITION OF TOMAH3 PRODUCTS
On 31 March 2006, the company acquired Tomah3 Products of Milton, Wis., in a cash transaction valued at $120.5. A preliminary purchase price allocation was made in the second quarter. This allocation was revised in the third quarter based on a preliminary third-party appraisal and the allocation will be finalized in early fiscal 2007. As of 30 September 2006, goodwill recognized in this transaction amounted to $73.1 and identified intangibles amounted to $24.1. With sales of $73 in 2005, Tomah3 produces specialty surfactants and processing aids primarily for growth segments of the institutional and industrial cleaning, mining and oil field industries, among others. The Tomah3 acquisition reflects the company’s strategy to expand its presence in profitable market segments where it can build on its surface science expertise.
8. SHARE REPURCHASE PROGRAM
In March 2006, the Board of Directors approved a $1,500 share repurchase program. The company began the share repurchase program in the third quarter and as of 30 September 2006 had purchased 7.7 million of its outstanding shares at a cost of $496.1. The company expects to complete an additional $500 of the program by 30 September 2007.
9. PURCHASE OF CRYOGENIC VESSEL EQUIPMENT
On 31 March 2006, the company exercised its option to purchase certain cryogenic vessel equipment for $297.2, thereby terminating an operating lease originally scheduled to end 30 September 2006. The company originally sold and leased back this equipment in 2001, resulting in proceeds of $301.9 and recognition of a deferred gain of $134.7 which was included in other noncurrent liabilities. In March 2006, the company recorded the purchase of the equipment for $297.2 and reduced the carrying value of the equipment by the $134.7 deferred gain derived from the original sale-leaseback transaction.
10. REVOLVING CREDIT FACILITY
On 23 May 2006, the company entered into a five-year $1,200 revolving credit agreement with a syndicate of banks, under which senior unsecured debt is available to both the company and certain of its subsidiaries. This agreement terminates and replaces the company’s $700 revolving credit agreement dated 18 December 2003.

11. HURRICANES
In the fourth quarter of 2005, the company’s New Orleans industrial gas complex sustained extensive damage from Hurricane Katrina. Other industrial gases and chemicals facilities in the Gulf Coast region also sustained damages from Hurricanes Katrina and Rita in fiscal 2005.
Insurance recoveries for property damages and business interruption are recognized as claims are settled. Operating income for the three and twelve months ended 30 September 2006 included a net gain of $15.4 and $51.7, respectively, related to insurance recoveries net of property damage and other expenses incurred. During the three and twelve months ended 30 September 2006, the company collected insurance proceeds of $18.0 and $67.0, respectively. The company estimates the impact of business interruption at $(.9) and $(36.7) for the three and twelve months ended 30 September 2006.
A table summarizing the impact of the Hurricanes is provided below:

	Three Months Ended	Twelve Months Ended
	30 September 2006	30 September 2006

Insurance Recoveries Recognized	$19.1	$73.3
Property Damage/Other Expenses	(3.7)	(21.6)

	$15.4	$51.7
Estimated Business Interruption	(.9)	(36.7)

Total Estimated Impact	$14.5	$15.0

12. SHARE-BASED COMPENSATION
Effective 1 October 2005, the company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” and related interpretations and began expensing the grant-date fair value of employee stock options. Prior to 1 October 2005, the company applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans. Accordingly, no compensation expense was recognized in net income for employee stock options, as options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. The impact of adopting SFAS No. 123R in 2006 reduced diluted earnings per share for the year by $.13. This excludes the acceleration of expense for share-based compensation awards included in the global cost reduction plan charge. The pro forma impact of expensing employee stock options in 2005 would have been a reduction of diluted earnings per share of $.13 for the year based on the disclosures required by SFAS No. 123.
The adoption of SFAS No. 123R requires a change in accounting for awards granted on or after 1 October 2005 to accelerate expense to the retirement eligible date for individuals who meet the requirements for immediate vesting of awards upon their retirement. The impact of this change in 2006 for all share-based compensation programs reduced diluted earnings per share for the year by $.03, principally related to the stock option program, and is included in the total impact of adopting SFAS No. 123R of $.13 for the year.
The company adopted SFAS No. 123R using the modified prospective transition method and therefore has not restated prior periods. Under this transition method, compensation cost associated with employee stock options recognized in 2006 includes amortization related to the remaining unvested portion of stock option awards granted prior to 1 October 2005, and amortization related to new awards granted on or after 1 October 2005.
Because certain of the company’s share-based compensation programs included a provision for a contingent cash settlement in the event of a change in control, the carrying amount of these awards based on a grant-date intrinsic value is presented separately in the 30 September 2005 balance sheet outside of shareholders’ equity. During the quarter ended 30 June 2006, the company undertook a process to amend its outstanding share-based compensation awards to remove the contingent cash settlement provision, resulting in no separate presentation outside of shareholders’ equity as of 30 June 2006.

13. BUSINESS SEGMENTS
In September 2006, the company completed a business reorganization that aligns its organization structure to its strategic direction. Beginning with the fourth quarter of 2006, the company will report financial information based on six business segments. The company manages its operations, assesses performance, and reports results by these segments, which are organized based on differences in product and/or type of customer. The company’s six business segments consist of Merchant Gases, Tonnage Gases, Electronics and Performance Materials, Equipment and Energy, Healthcare, and Chemicals.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars)	2006	2005	2006	2005

Revenues from external customers
Merchant Gases	$722.0	$617.4	$2,712.8	$2,468.0
Tonnage Gases	613.6	457.1	2,224.1	1,740.1
Electronics and Performance Materials	522.1	435.7	1,898.6	1,701.0
Equipment and Energy	129.6	99.4	536.5	369.4
Healthcare	149.9	134.5	570.8	544.7
Chemicals	222.2	249.6	907.6	945.1

Segment and Consolidated Totals	$2,359.4	$1,993.7	$8,850.4	$7,768.3

Operating income
Merchant Gases	$128.3	$95.9	$470.0	$414.0
Tonnage Gases	104.0	62.7	341.3	251.8
Electronics and Performance Materials	61.1	43.3	195.3	146.0
Equipment and Energy	19.6	17.3	68.9	29.1
Healthcare	(16.5)	16.8	8.4	81.7
Chemicals	14.8	34.6	64.0	86.1

Segment Totals	311.3	270.6	1,147.9	1,008.7
Other	(6.3)	(12.6)	(14.9)	(13.2)
Global Cost Reduction Plan	(72.1)	—	(72.1)	—

Consolidated Totals	$232.9	$258.0	$1,060.9	$995.5

Equity affiliates’ income
Merchant Gases	$21.6	$21.5	$82.4	$82.1
Chemicals	5.2	3.9	16.0	14.0
Other Segments	2.9	3.0	9.3	9.3

Segment and Consolidated Totals	$29.7	$28.4	$107.7	$105.4

	30 September	30 September
(Millions of dollars)	2006	2005

Identifiable assets (a)
Merchant Gases	$3,283.2	$2,993.0
Tonnage Gases	2,803.0	2,386.4
Electronics and Performance Materials	2,334.5	2,153.3
Equipment and Energy	304.4	272.0
Healthcare	856.5	790.3
Chemicals	579.8	688.8

Segment Totals	10,161.4	9,283.8
Other	278.8	227.1
Discontinued Operations	—	234.2

Consolidated Totals	$10,440.2	$9,745.1

(a)	Identifiable assets are equal to total assets less investments in equity affiliates.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY GEOGRAPHIC REGIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars)	2006	2005	2006	2005

Revenues from external customers
North America	$1,327.1	$1,156.7	$5,094.9	$4,456.8
Europe	692.9	557.8	2,509.9	2,241.2
Asia	307.6	249.0	1,124.7	956.6
Latin America	31.8	30.2	120.9	113.7

Total Revenues	$2,359.4	$1,993.7	$8,850.4	$7,768.3

Note:	Geographic information is based on country of origin. The Europe segment operates principally in Belgium, France, Germany, the Netherlands, the U.K., and Spain. The Asia segment operates principally in China, Japan, Korea and Taiwan.
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     Media Inquiries:
          Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com.
     Investor Inquiries:
          Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.